Tanger Factory Outlet Centers, Inc.
News Release

For Release:                                IMMEDIATE RELEASE
Contact:       Frank C. Marchisello, Jr.
          (336) 834-6834

Tanger Announces Adjournment of Annual Shareholders Meeting to May 30, 2007

Greensboro, NC, May 25, 2007, Tanger Factory Outlet Centers, Inc. (NYSE:SKT) announced today that the Annual Meeting of Shareholders, reconvened today from the meeting originally held on May 18, 2007, was adjourned to May 30, 2007 at 4:00 pm to continue the consideration of Proposal #4 to amend the Company’s articles of incorporation, which in effect would create four new classes of preferred shares, each class having four million shares with a par value of $.01 per share.  The reconvened meeting will be held on May 30, 2007 at 4:00 p.m. at the Company’s offices, 3200 Northline Avenue, Suite 360, Greensboro, NC.

With respect to Proposal #4, management believes it will provide the Company with greater flexibility in connection with future transactions such as acquisitions or corporate capital raising purposes. The Company intends to use the additional classes of preferred shares for capital formation purposes rather than anti-takeover purposes so that any class of the newly authorized shares will not have voting power that exceeds the shares' economic interest in the Company in violation of New York Stock Exchange rule 313 for listed companies, and expects such issuances will be consistent with past issuances by the Company of preferred shares. Institutional Shareholder Services (ISS) has recommended that the Company's shareholders vote FOR this proposal.

Shareholders as of the close of business on March 29, 2007 are entitled to vote by proxy, or in person at the meeting. Questions regarding the voting of shares may be directed towards the Company's proxy solicitor, Georgeson Inc. at (212) 440-9800.

Shareholders are advised to read the definitive proxy materials delivered in connection with the solicitation of proxies from shareholders of the Company. Copies of the proxy materials filed by the Company with the Securities and Exchange Commission may be obtained, free of charge, from the SEC's Web site, www.sec.gov, or the Company's Web site, www.tangeroutlet.com. These proxy materials may also be obtained free of charge by contacting the Company's proxy solicitor at the number provided above.

About Tanger Factory Outlet Centers

Tanger Factory Outlet Centers, Inc.(NYSE:SKT), a fully integrated, self-administered and self-managed publicly traded REIT, presently owns 30 outlet centers in 21 states coast to coast, totaling approximately 8.4 million square feet of gross leasable area.  Tanger also manages for a fee and owns a 50% interest in two outlet centers containing approximately 667,000 square feet and manages for a fee two outlet centers totaling approximately 229,000 square feet.  For more information on Tanger Outlet Centers, visit our web site at www.tangeroutlet.com.

This document may contain forward-looking statements within the meaning of the federal securities laws.  These forward-looking statements are subject to risks and uncertainties.  Actual results could differ materially from those projected due to various factors including, but not limited to, the risks associated with general economic and local real estate conditions, the availability and cost of capital, the Company’s ability to lease its properties, the Company’s inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, and competition.  For a more detailed discussion of the factors that affect our operating results, interested parties should review the Tanger Factory Outlet Centers, Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

        3200 Northline Avenue, Suite 360 • Greensboro, NC  27408 • 336-292-3010 • FAX 336-297-0931